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                                                                  EXHIBIT 23




                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Hayes Lemmerz International, Inc.

We consent to incorporation by reference in the registration statements (No. 33-80552 and 33-71708) on Form S-8 of Hayes Lemmerz International, Inc. of our report dated March 31, 2003, relating to the consolidated balance sheets of Hayes Lemmerz International, Inc. and subsidiaries as of January 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended January 31, 2003, which report appears in the January 31, 2003, annual report on Form 10-K of Hayes Lemmerz International, Inc. Our report refers to changes in the method of accounting in 2002 for goodwill and other intangible assets.

Our report dated March 31, 2003 contains an explanatory paragraph that states that on December 5, 2001, the Company filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. This matter raises substantial doubt about the ability of the Company to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




 /s/ KPMG LLP

Detroit, Michigan
March 31, 2003